Exhibit 5.1

Snell & Wilmer ____________ L.L.P. ____________ Law Offices 50 West Liberty Street Suite 510 Reno, NV 89501 775.785.5440 775.785.5441 (Fax) www.swlaw.com	Albuquerque boise Denver Las Vegas Los Angeles Los Cabos Orange County Phoenix PORTLAND RENO Salt Lake City SAN DIEGO SEATTLE Tucson Washington DC

July 2, 2020

Anavex Life Sciences Corp.

51 West 52nd Street, 7th Floor

New York, New York 10019-6163

Re: Prospectus Supplement

Ladies and Gentlemen:

We have acted as your counsel in connection with the prospectus supplement filed pursuant to Rule 424(b)(5) of the Securities Act dated July 2, 2020 (the “Prospectus Supplement”), which is related to the Registration Statement on Form S-3 (File No. 333-232550) filed with the Securities and Exchange Commission on July 3, 2019 under the Securities Act of 1933, as amended, (the “Securities Act”), and declared effective on July 15, 2019 (the “Registration Statement”) and the prospectus supplement filed pursuant to Rule 424(b)(5) of the Securities Act dated May 1, 2020 (the “May Prospectus Supplement”). The Prospectus Supplement relates to the registration of: (i) up to $24,875,198 of shares of the Company’s common stock, par value $0.001 per share (the “Purchase Shares”), and (ii) up to 80,694 shares of the Company’s common stock, par value $0.001 per share (the “Commitment Shares”) (all collectively, the “Shares”). The Shares, which may be resold by Lincoln Park Capital Fund, LLC (“Lincoln Park”), were previously registered pursuant to the May Prospectus Supplement pursuant to the purchase agreement between Lincoln Park and Anavex Life Sciences Corp. (the “Company”), as amended July 1, 2020 (the “Purchase Agreement”). Capitalized terms used in this letter which are not otherwise defined shall have the meanings given to such terms in the Prospectus Supplement.

You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement. For purposes of rendering this opinion, we have examined the Registration Statement, the May Prospectus Supplement, the Prospectus Supplement, the Purchase Agreement, the Company’s articles of incorporation, as amended, and bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Shares issued after the date of this letter. We have not verified any of these assumptions.

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus Supplement and Purchase Agreement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to this firm under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.